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                                                                   Exhibit 10.20


AMS Tijuana S.A. de C.V. ("Sub-Lessor") and Centurion International Mexico, S.A. de C.V. ("Sub-Lessee) entered into an Agreement on April 9, 1999, whereby Sub-Lessee agreed to sublease from Sub-Lessor 16,428.5 square feet of production area and 1,270 square feet of office space within the building located at Paseo Reforma s/n B-1, Fracc. Rubio, Parque Industrial La Mesa, Tijuana, Baja California, for the period February 15, 1999 until February 14, 2000 (the "Agreement").

Sub-Lessor and Sub-Lessee mutually agree to continue the provision of the Agreement for the period February 15, 2000 through February 14, 2001 ("extension period"). All provisions of the original Agreement will remain in force during the extension period, with the exception of III. Rent a), which shall be amended to read:

         Sub-Lessee shall pay Sub-Lessor the amount of US$7,106.36 (seven thousand one hundred six and 36/100) Dollars Currency of the United States of America, calculated at XX cents Currency of the United States of America per each square foot plus the corresponding VAT, as monthly rent for the sublease of the Subleased Area. This rent amount will be adjusted from time to time to reflect proportionally any rent increase imposed by provisions of the Lease Agreement between Sub-Lessor and Banca Promex, S.A.



SUB-LESSOR                                  SUB-LESSEE


By: /s/ illegible                           By: /s/ William E. Campbell
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Date: 3/6/00                                Date: 3/1/00
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Witness: /s/ illegible                      Witness: /s/ Lorie Rogerson
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